                                                                      EXHIBIT 2.



                                    AGREEMENT

                                       AND

                             PLAN OF SHARE EXCHANGE



                           DATED AS OF MARCH 12, 2002





                                     BETWEEN

                        THE CITIZENS BANK OF PHILADELPHIA
                            Philadelphia, Mississippi

                           as party of the first part


                                       AND

                          CITIZENS BANK & TRUST COMPANY
                             Louisville, Mississippi

                                       and

                            CB&T CAPITAL CORPORATION
                             Louisville, Mississippi

                          as parties of the second part

                                TABLE OF CONTENT

ARTICLE 1                                                                      1
THE SHARE EXCHANGE AND RELATED MATTERS                                         1
Section 1.1       Share Exchange                                               1
Section 1.2       Effect of Share Exchange                                     1

ARTICLE 2                                                                      2
CONVERSION OF STOCK                                                            2
Section 2.1       Conversion                                                   2
Section 2.2       Issuance                                                     2

ARTICLE 3                                                                      3
REPRESENTATIONS AND WARRANTIES OF CB&T AND BANK                                3
Section 3.1       Organization and Good Standing                               3
Section 3.2       Subsidiaries                                                 4
Section 3.3       Capitalization                                               4
Section 3.4       Authority; Approvals and Consents                            4
Section 3.5       Financial Statements                                         5
Section 3.6       Absence of Undisclosed Liabilities                           5
Section 3.7       Absence of Material Adverse Effect; Conduct of Business      6
Section 3.8       Taxes                                                        7
Section 3.9       Legal Matters                                                8
Section 3.10      Property                                                     8
Section 3.11      Environmental Matters                                        9
Section 3.12      Reports                                                     11
Section 3.13      Loan Files                                                  11
Section 3.14      Insurance                                                   12
Section 3.15      Contracts; etc                                              12
Section 3.16      Labor Relations                                             12
Section 3.17      Employee Benefit Plans                                      13
Section 3.18      Other Benefit and Compensation Plans or Arrangements        16
Section 3.19      Transactions with Insiders                                  17
Section 3.20      Propriety of Past Payments                                  17
Section 3.21      Brokers                                                     17
Section 3.22      Allowance for Loan Losses                                   18
Section 3.23      Minutes                                                     18
Section 3.24      Disclosure                                                  18

ARTICLE 4                                                                     18
REPRESENTATIONS AND WARRANTIES OF CITIZENS                                    18
Section 4.1       Incorporation of Citizens                                   18
Section 4.2       Power; Authorization; Consents                              19

Section 4.3       Brokers                                                     19
Section 4.4       Financial Statements                                        20

ARTICLE 5                                                                     20
COVENANTS AND ADDITIONAL AGREEMENTS                                           20
Section 5.1       Access; Confidentiality                                     20
Section 5.2       Furnishing Information; Announcements                       21
Section 5.3       Government and Third-Party Approval                         21
Section 5.4       Certain Changes and Conduct of Business                     21
Section 5.5       No InterBank Payables or Receivables                        23
Section 5.6       Negotiations                                                24
Section 5.7       Consents; Cooperation                                       24
Section 5.8       Additional Agreements                                       24
Section 5.9       Interim Financial Statements                                25
Section 5.10      Notification of Certain Matters                             25
Section 5.11      Employee Benefit Plans                                      25

ARTICLE 6                                                                     26
CONDITIONS TO THE OBLIGATIONS
OF CITIZENS TO EFFECT THE CLOSING                                             26
Section 6.1       Representations and Warranties; Agreements; Covenants       26
Section 6.2       Authorization; Consents                                     26
Section 6.3       Absence of Litigation                                       27
Section 6.4       No Material Adverse Effect                                  27
Section 6.5       Completion of Due Diligence                                 27
Section 6.6       Certificates                                                27
Section 6.7       Opinion of CB&T Counsel                                     27
Section 6.8       Legal Matters                                               27
Section 6.9       Schedules                                                   28
Section 6.10      Termination of Employment Agreements and Indemnification    28
Section 6.11      Merger                                                      28
Section 6.12      Real Property - Deliver Certificates of Title               28
Section 6.13      Environmental Phase I Report                                28
Section 6.14      Dissenters' Rights                                          29
Section 6. 15     Adequate Loan Loss Reserve                                  29
Section 6.16      Interim Financial Statements - Calculation of
                  CB&T's Stockholders' Equity                                 29
Section 6.17      Appraisal                                                   29

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF CB&T AND THE BANK TO EFFECT THE CLOSING      29
Section 7.1       Representations and Warranties; Agreements                  29
Section 7.2       Authorization of the Agreement, Consents                    30
Section 7.3       Absence of Litigation                                       30

Section 7.4       Certificates                                                30
Section 7.5       Legal Matters                                               30

ARTICLE 8
TERMINATION                                                                   30
Section 8.1       Termination                                                 30
Section 8.2       Effect of Termination                                       31

ARTICLE 9                                                                     32
INDEMNIFICATION                                                               32
Section 9.1       Directors' and Officers' Liability Insurance Coverage       32

ARTICLE 10                                                                    32
MISCELLANEOUS                                                                 32
Section 10.1      Survival of Provisions                                      32
Section 10.2      Fees and Expenses                                           32
Section 10.3      Headings                                                    32
Section 10.4      Notices                                                     32
Section 10.5      Assignment                                                  33
Section 10.6      Entire Agreement                                            34
Section 10.7      Waiver and Amendments                                       34
Section 10.8      Counterparts                                                34
Section 10.9      Accounting Terms                                            34
Section 10.10     Certain Definitions                                         34
Section 10.11     Schedules                                                   36
Section 10.12     Severability                                                36
Section 10.13     Remedies                                                    36
Section 10.14     Governing Law                                               36
Section 10.15     Time of the Essence                                         36
Section 10.16     Merger Agreement between Citizens and Bank                  36

                                    SCHEDULES

Schedule 3.3    - Number of Shares of Stock Authorized, Issued and Outstanding
Schedule 3.5    - Financial Statements That Have Not Been Provided
Schedule 3.6    - Undisclosed Liabilities
Schedule 3.7    - Material Adverse Change or Loss Since December 31, 2001 or
                  Exceptions to Ordinary Business Operations
Schedule 3.8    - The Basis of Acquired Assets and List of Federal Tax Audits
                  Since 12/31/95 Schedule 3.9(a) - Pending Legal Matters
Schedule 3.9(b) - List of All Franchises, Licenses, Permits, Registrations,
                  Certificates, Consents, Approvals or Authorizations (collectively "Permits") Held by CB&T
Schedule 3.10   - Properties and Assets Owned by or Leased to CB&T and the Bank
Schedule 3.11   - Environmental Matters
Schedule 3.13   - Loans Subject to Claims
Schedule 3.14   - Insurance Policies Held by CB&T and Bank
Schedule 3.15   - Bank Agreements Held by CB&T and/or Bank in Excess of
                  $25,000.00
Schedule 3.16(b)- Outstanding Employment Agreements
Schedule 3.16(c)- Pending Labor Practice Complaints
Schedule 3.17   - List of Employee Benefit Plans
Schedule 3.18(a)- List of Employee Stock or Welfare Plans
Schedule 3.19   - List of Transactions Between CB&T or the Bank or any ERISA
                  Plan, on the one hand, and any Insider, on the other hand

Schedule 3.22   -    Allowance for Loan and Lease Losses
Schedule 4.2    -    Exceptions to Citizens' Power, Authorizations and Consents
Schedule 4.4    -    List of Financial Statements That Have Not Been Provided to
                     Bank by Citizens
Schedule 5.5    -    List of Outstanding Interbank Payables or Interbank
                     Receivables Due and/or Owing Between Bank or CB&T
                     Stockholders and Their Affiliates (other than CB&T and the
                     Bank) on the one hand and CB&T or the Bank, on the other hand.

     This AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Plan of Share Exchange"), dated as of March 12, 2002, is made and entered into by and between The Citizens Bank of Philadelphia, Philadelphia, Mississippi, a Mississippi banking corporation ("Citizens"), on the one hand, and CB&T Capital Corporation, Louisville, Mississippi, a Mississippi corporation ("CB&T"), and Citizens Bank & Trust Company, Louisville, Mississippi, a Mississippi banking corporation ("Bank"), on the other.

                              W I T N E S S E T H:

     WHEREAS, both Citizens and Bank are engaged in the business of banking; and

     WHEREAS, CB&T owns all the outstanding capital stock of Bank, and Bank is, therefore, a wholly owned subsidiary of CB&T; and

     WHEREAS, Citizens desires to acquire all Seven Thousand Two Hundred and Three (7,203) shares, $10.00 par value per share, of the issued and outstanding capital stock of CB&T which constitutes 100% of the issued and outstanding shares of capital stock of CB&T (said shares being referred to herein as the "Shares" or "CB&T Common Stock");

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                     THE SHARE EXCHANGE AND RELATED MATTERS

Section 1.1 Share Exchange.

     (a) On the Effective Date and subject to the satisfaction of the provisions of this Plan of Share Exchange, all of the issued and outstanding Shares shall be acquired by Citizens in consideration of the payment by Citizens of the Cash Consideration (which heretofore and shall hereafter be referred to as the "Share Exchange"), pursuant to the provisions of this Agreement, the provisions of and with the effect provided in Miss. Code Ann. 79-4-11.03 and 81-5-2 (Rev. 2001) and the Share Exchange Agreement in substantially the form of Exhibit A hereto (the "Share Exchange Agreement"). For purposes of this Agreement, "Cash Consideration" shall mean an amount equal to 1.504967 times CB&T's Stockholders' Equity on a consolidated basis at the month end immediately preceding the Effective Date. The Cash Consideration per share shall be equal to the quotient of the Cash Consideration divided by the number of Shares.

Section 1.2 Effect of Share Exchange.

     (a) Upon consummation of the Share Exchange, all issued and outstanding Shares, subject to the rights of dissent prescribed by law, shall immediately, by operation of law, and without any further conveyance or transfer, and without further action of any of the parties to this Plan of Share Exchange become the property of Citizens. The shareholders of CB&T, on the Effective Date of the Share Exchange, shall have the rights set forth in Article 2 hereof.

                                    ARTICLE 2
                               CONVERSION OF STOCK

Section 2.1 Conversion.

     The Parties agree that, by virtue of the Share Exchange, and subject to the terms of this Plan of Share Exchange and the Share Exchange Agreement, each Share shall be automatically canceled and converted into the right to receive the Cash Consideration per share, in cash or immediately available funds, and all presently outstanding certificates representing Shares shall thereafter represent solely the right to receive a pro rata share of the Cash Consideration, provided, however, outstanding Shares for which dissenters' rights have been perfected shall not be converted into a right to receive a pro rata share of Cash Consideration, but the holder thereof shall be entitled only to such rights as are granted by Miss. Code Ann. 79-4-13.01 through -79-4-13.26.

Section 2.2 Issuance.

     (a) A check of Citizens shall be issued to holders of CB&T Common Stock as follows:

          (i) Citizens shall issue to each holder of a certificate or certificates theretofore representing outstanding Shares the Cash Consideration per share for each Share held on the Effective Date subject to the provisions herein.

          (ii) Each holder of a certificate or certificates theretofore representing outstanding Shares (any such certificate being hereinafter referred to as a "Certificate") other than a holder of Certificates who exercises, perfects and maintains dissenters' rights pursuant to Miss. Code Ann. 79-4-13.01 through 79-4-13.26, shall surrender the same to Citizens or its agent for cancellation, and each such holder shall be entitled upon such surrender to receive in exchange therefor a pro rata share of the Cash Consideration to which such holder is entitled as provided herein. Immediately after the Effective Date, Citizens shall mail to each holder of record of CB&T Common Stock a form letter of transmittal and instructions, in the form of that set forth in Exhibit B, for use in effecting the surrender of the Certificates representing shares of CB&T Common Stock to be exchanged for a pro rata share of the Cash Consideration pursuant to this Plan of Share Exchange. Until so surrendered, each Certificate shall be deemed for all purposes only to evidence ownership of the right to receive a pro rata share of the Cash Consideration for which the shares represented by such Certificates have been changed or converted as aforesaid. If Cash Consideration for any certificate for shares of CB&T Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

          (iii) Citizens reserves the right to withhold any Cash Consideration payable in respect of Certificates not surrendered by the holder thereof. Cash Consideration so withheld will be paid to the holder thereof, without interest, upon proper presentation of Certificates and the documents and information contemplated by the letter of transmittal as provided in this
     Section 2.2. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions, set forth in Exhibit B attached hereto, on or before the fifth (5th) anniversary of the Effective Date, Citizens shall not have any obligation to deliver the amount to which any such holder would have been entitled in accordance with the provisions of this Plan of Share Exchange and any such holder shall not be entitled to receive from Citizens any amount in substitution and exchange for each Share canceled and extinguished in accordance with this Plan of Share Exchange upon Citizens's compliance with applicable abandoned property, escheat or similar laws of the State of Mississippi.

          (iv) Upon the Effective Date, the stock transfer books of CB&T shall be closed and no transfer of CB&T Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Share Exchange notwithstanding, neither Citizens or its agent nor any party to the Share Exchange shall be liable to a holder of CB&T Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws of the State of Mississippi.

          (v) Shares of CB&T Common Stock held by any holder having rights of a dissenting shareholder as provided in Miss. Code Ann. 79-4-13.01 through 79-4-13.26, who shall have properly objected to the Share Exchange and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Miss. Code Ann. 79-4-13.01 through 79-4-13.26 shall not be converted as provided under this Article 2 until such time as such holder shall have failed to perfect, or shall have waived or otherwise effectively surrendered or lost his right to appraisal of and payment for his shares of CB&T Common Stock, at which time such shares shall be converted as provided in Section 2.2 hereof.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF CB&T AND BANK

     CB&T and the Bank (sometimes herein referred to jointly as the "Bank") jointly and severally represent and warrant to Citizens as follows:

Section 3.1 Organization and Good Standing.

     The Bank is a state chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. The Bank is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required.

The Bank has previously delivered to Citizens complete and correct copies of its certificate of incorporation and by-laws (including comparable governing instruments with different names), as amended and presently in effect.

     CB&T is a corporation duly organized, validly existing and in good standing under the laws of the state of Mississippi and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted and is qualified to do business in all states where the nature of its business requires it to be so qualified. CB&T has previously delivered to Citizens complete and correct copies of its certificate of incorporation and by-laws (including comparable governing instruments with different names), as amended and presently in effect. CB&T is a Bank Holding Company duly registered and qualified as such pursuant to the Bank Holding Company Act of 1956, as amended (12 USC 1841, et seq.) and Regulation Y promulgated by the Federal Reserve Board of Governors pursuant thereto.

Section 3.2 Subsidiaries.

     Except for CB&T's ownership of Bank, neither CB&T nor Bank has any interest or investment in any Person (as defined in Section 10.10 hereof).

Section 3.3 Capitalization.

     The authorized stock of CB&T and Bank and the number of shares of capital stock of each which are issued and outstanding are set forth on Schedule 3.3 hereto. The shares listed on Schedule 3.3 hereto constitute all of the issued and outstanding shares of capital stock of CB&T and Bank and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability attaches to the ownership thereof. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of CB&T or the Bank or any securities convertible into, or other rights to acquire, any shares of capital stock of CB&T or the Bank,
(ii) obligates CB&T or the Bank to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as set forth on Schedule 3.3 hereto. Neither CB&T nor the Bank have agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act").

Section 3.4 Authority; Approvals and Consents.

     Each of CB&T and the Bank has the corporate power and authority to enter into this Plan of Share Exchange and the Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Plan of Share Exchange and the Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Bank and CB&T and no other corporate proceedings on the part of Bank or CB&T is necessary, or will be necessary, to authorize and approve this Plan of Share Exchange and the Documents and the transactions contemplated hereby and thereby. This Plan of Share Exchange has been, and on the Effective Date the

Documents will be, duly executed and delivered by CB&T and the Bank, and constitute or will constitute valid and binding obligations of each of them, enforceable against both CB&T and the Bank in accordance with their terms. The execution, delivery and performance of this Plan of Share Exchange and the Documents by Bank and CB&T and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (i) contravene any provisions of the Certificate of Incorporation or By-Laws of Bank or CB&T;

          (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction to which Bank or CB&T is a party to or which either of them or any of their respective property is subject;

          (iii) violate or conflict with any Legal Requirements (as defined below) applicable to CB&T or Bank any of their respective businesses or properties; or

          (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with or in compliance with obtaining banking regulatory approval.

Section 3.5 Financial Statements.

     Except as otherwise indicated in Schedule 3.5, CB&T and the Bank have delivered to Citizens true and complete copies of their respective audited consolidated balance sheets of CB&T and the Bank as of December 31, 1999, 2000 and 2001 (collectively the "Bank Balance Sheet"), and the related consolidated statements of income, stockholders' equity and cash flow for the fiscal years ended December 31, 1999, 2000 and 2001, together with the notes thereto and the auditor's report (1999, 2000 and 2001) thereon (all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Bank Financial Statements"). The Bank Financial Statements are in accordance with the books and records of CB&T and the Bank, fairly present the consolidated financial position, results of operations, stockholders' equity and changes in financial position of CB&T and the Bank as of the dates and for the periods indicated in conformity with GAAP consistently applied (except as otherwise indicated in such statements or as required by bank regulators) during such periods, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by CB&T and the Bank for federal income tax purposes. The financial statements included in the Bank Financial Statements include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Bank Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and except as required by GAAP the balance sheets included in the Bank Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of CB&T and the Bank are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of CB&T and the Bank consistent with prior practices.

Section 3.6 Absence of Undisclosed Liabilities.

     Neither CB&T nor the Bank has any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or arrangements as described in Section 3.17 and 3.18 hereof or liabilities for Taxes (as defined in Section 3.8 hereof), except for
(i) liabilities reflected or reserved against in the Bank Financial Statements,
(ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Bank Balance Sheet which, individually and in the aggregate, do not have, and cannot reasonably be expected to have, a Material Adverse Effect, and (iii) liabilities disclosed on
Schedule 3.6 hereto. Neither CB&T nor the Bank is party to any Agreement, or subject to any charter or by-law provision, any other corporate limitation or any Legal Requirement, which has, or can reasonably be expected to have, a Material Adverse Effect.

Section 3.7 Absence of Material Adverse Effect; Conduct of Business.

     (a) Since December 31, 2001, CB&T and the Bank has operated in the ordinary course of business consistent with past practice, except as set forth on
Schedule 3.7 hereto, and there has not been:

          (i) any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of CB&T or the Bank, and no factor, event, condition, circumstance or prospective development exists which threatens or may threaten to have a Material Adverse Effect;

          (ii) any material loss, damage, destruction or other casualty to the property or other assets of CB&T or the Bank, whether or not covered by insurance;

          (iii) any material change in any method of accounting or accounting practice of CB&T or the Bank, except as required by GAAP; or

          (iv) any material loss of the employment, services or benefits of any key employee of CB&T or the Bank.

     (b) Since December 31, 2001, except as set forth in Schedule 3.7 hereto, CB&T and the Bank have not:

          (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

          (ii) failed to discharge or satisfy any lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided in the Bank Financial Statements;

          (iii) mortgaged, pledged or subjected to any lien any of its property or other assets, except for mechanics liens and liens for taxes not yet due and payable, except in the ordinary course of business consistent with past practice, and for which adequate reserves have been provided in the Bank Financial Statements;

          (iv) sold or transferred any assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

          (v) defaulted on any material obligation;

          (vi) entered into any material transaction, except in the ordinary course of business consistent with past practice;

          (vii) written down the value of any inventory or written off as uncollectible any loans or any portion thereof not reflected in the Bank Financial Statements;

          (viii) granted any increase in the compensation or benefits of employees other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

          (ix) made any individual capital expenditure in excess of $25,000, or aggregate capital expenditures in excess of $100,000, or additions to property, plant and equipment other than ordinary repairs and maintenance;

          (x) discontinued any franchise or the sale of any products or product line or program;

          (xi) incurred any obligation or liability for the payment of severance benefits; or

          (xii) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.8 Taxes.

     Except as set forth in Schedule 3.8, neither CB&T nor the Bank, in the past 10 years, has acquired assets from another entity in a transaction in which CB&T's or the Bank's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor. CB&T and the Bank have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) correctly reflecting the Taxes (as defined below) and all other information required to be reported thereon and have paid, or made adequate provision for the payment of, all Taxes which are due by CB&T or the Bank. As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property, sales, franchise, withholding, social security and unemployment taxes imposed by the United States, any state, county, local or foreign government, or any subdivision or agency thereof or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all tax returns for the fiscal years ended since December 31, 1996 as filed have been furnished or made available to Citizens or its representatives and such copies are accurate and complete as of the date hereof. CB&T and the Bank have also furnished to Citizens correct and complete copies of all notices and correspondence sent or received since December 31, 1996 by CB&T or the Bank to or from any federal, state or local tax authorities. CB&T and the Bank have adequately reserved in the Bank Financial Statements for the payment of all Taxes with respect to periods ended on or prior to the Effective Date for which tax returns have not yet been filed. In the ordinary course, CB&T and the Bank make adequate provision on their respective books for the payment of all Taxes (including for the current fiscal period) owed by CB&T or the Bank. Except to the extent reserves therefor are reflected on the Bank Balance Sheet, neither CB&T nor the Bank is liable, or will become liable, for any Taxes for any period ending on or prior to the Effective Date. Except as set forth on Schedule 3.8 hereto, neither CB&T nor the Bank has been subject to a federal or state tax audit of any kind since December 31, 1995, nor has it received notice of a proposed tax audit of any kind, and no adjustment has been proposed by the Internal Revenue Service ("IRS") with respect to any return for any prior or subsequent year. With respect to the audits referred to on Schedule 3.8 hereto and except as indicated thereon, no such audit has resulted in an adjustment in excess of $10,000. Neither CB&T nor the Bank is aware of any basis for an assertion of a deficiency for Taxes against CB&T or the Bank.

Section 3.9 Legal Matters.

     (a) Except as set forth on Schedule 3.9(a) hereto, (i) there is no claim, action, suit, litigation, investigation, inquiry, audit, review or proceeding (collectively, "Claims") pending against, or, to the knowledge of CB&T or the Bank, threatened against or affecting, CB&T or the Bank, any ERISA Plan (as defined in Section 3.17(a) hereof) or any of CB&T or the Bank's respective properties or rights before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, domestic or foreign, nor is any basis known to CB&T or the Bank for any such Claims, and (ii) neither CB&T nor the Bank is subject to any judgment, decree, writ, injunction, ruling or order (collectively, "Judgments") of any governmental, administrative or judicial authority, domestic or foreign. Schedule 3.9(a) hereto identifies each Claim and Judgment disclosed thereon which is fully covered by an insurance policy.

     (b) The business of CB&T and the Bank is being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities (collectively, "Legal Requirements") applicable to CB&T and the Bank or any of their business or properties, except where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. CB&T and the Bank hold, and are in compliance with, all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, "Permits") required by all applicable Legal Requirements except where the failure to hold or be in compliance with such Permits could not reasonably be expected to have Material Adverse Effect. A list of all such permits is set forth on Schedule 3.9(b) hereof.

     (c) CB&T and the Bank own or hold all Permits necessary to the conduct of their respective business. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit.

Section 3.10 Property.

     (a) The properties and assets owned by or leased to CB&T and the Bank are adequate for the conduct of the business of CB&T and the Bank as presently conducted. Set forth on Schedule 3.10, hereto is a list of all interests in real property owned by or leased to CB&T or the Bank (including all real property owned or leased by CB&T or Bank stockholders (directly or indirectly) and used in the business of CB&T or the Bank) and of all options or other contracts to acquire any such interest (collectively, the "Real Property"). All improvements to the Real Property ("Improvements") and all machinery, equipment and other tangible property owned or used by or leased to CB&T or the Bank are to the best of their knowledge in good operating condition and in good repair and are fit for the particular purposes for which they are used by CB&T or the Bank, subject only to ordinary wear and tear. Such tangible properties and all Improvements owned or leased by CB&T or the Bank conform in all material respects with all applicable laws, ordinances, rules and regulations and other Legal Requirements and such Improvements do not encroach in any respect on property of others. To the best of CB&T's and Bank's knowledge there are no latent defects with respect to the Improvements. The Real Property is currently zoned to permit the conduct of the business of CB&T and/or the Bank as presently conducted. To the best of CB&T's and Bank's knowledge all utilities servicing the Real Property and the Improvements are provided by publicly-dedicated utility lines and are located within public rights-of-way and do not cross or encumber any private land. No notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain has been given to CB&T or the Bank with respect to the Real Property.

Section 3.11 Environmental Matters.

     (a) Except as set forth on Schedule 3.11 hereto, (i) CB&T and the Bank, the Real Property, the Improvements and any property formerly owned, occupied or leased by CB&T and the Bank are, to the best of their knowledge, in full compliance with all Environmental Laws (as defined below), (ii) CB&T and the Bank have obtained all Environmental Permits (as defined below), (iii) such Environmental Permits are in full force and effect, and (iv) CB&T and the Bank are in full compliance with all terms and conditions of such Environmental Permits. As used herein, "Environmental Laws" shall mean all applicable requirements of environmental, public or employee health and safety, public or community right-to-know, ecological or natural resource laws or regulations or controls, including all applicable requirements imposed by any law (including without limitation common law), rule, order, or regulations of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, board, or authority, or any applicable private agreement (such as covenants, conditions and restrictions), which relate to, (i) noise, (ii) pollution or protection of the air, surface water, groundwater, or soil, (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal or transportation, (iv) exposure to Hazardous Materials (as defined below), or (v) regulation of the manufacture, processing, distribution in commerce, use, or storage of Hazardous Materials. As used herein, "Environmental Permits" shall mean all permits, licenses, approvals, authorizations, consents or registrations required to CB&T and the Bank's knowledge under applicable Environmental Law in connection with the ownership, use and/or operation of CB&T and the Bank's business or the Real Property or Improvements.

     As used in this Section 3.11, "Hazardous Materials" shall mean, collectively, (i) those substances included within the definitions of or identified as "hazardous chemicals," "hazardous waste," "hazardous substances," "hazardous materials," "toxic substances" or similar terms in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 State,
1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S)6901 et seq.) ("RCRA"), the Occupational Safety and Health Act of 1970 (29 U.S.C. (S)651 et seq.) ("OSHA"), and the Hazardous Materials Transportation Act, 49 U.S.C.
(S)1801 et seq. ("HMTA"), and in the regulations promulgated pursuant to such laws, all as amended, (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR part 302 and amendments thereto), (iii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
(S)1251 et seq. (33 U.S.C. (S)1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S)1317), (E) flammable explosives, (F) radioactive materials, and (iv) such other substances, materials and wastes which are or become regulated or classified as hazardous, toxic or as "special wastes" under any Environmental Laws.

     (b) Neither CB&T nor the Bank have violated, done or suffered any act which could give rise to liability under, and is not otherwise exposed to liability under, any Environmental Law. No event has occurred with respect to the Real Property, the Improvements or any property formerly owned, occupied or leased by CB&T or the Bank, which, with the passage of time or the giving of notice, or both, would constitute a violation of or non-compliance with any applicable Environmental Law. Neither CB&T nor the Bank have any contingent liability under any Environmental Law. There are no liens under any Environmental Law on the Real Property.

     (c) Except as set forth on Schedule 3.11 hereto, (i) neither CB&T nor the Bank, the Real Property or any portion thereof, the Improvements or any property formerly owned, occupied or leased by CB&T or the Bank, nor, to the knowledge of CB&T or the Bank or their respective Boards of Directors any property adjacent to the Real Property is being used or has been used for the treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials or as a landfill or other waste disposal site, (ii) none of the Real Property or any portion thereof, the Improvements or any property formerly owned, occupied or leased by CB&T or the Bank has been subject to investigation by any governmental authority evaluating the need to investigate or undertake Remedial Action (as defined below) at such property, and (iii) none of the Real Property, the Improvements or any property formerly owned, occupied or leased by CB&T or the Bank, or, to the knowledge of CB&T or the Bank, any site or location where CB&T or the Bank sent waste of any kind, is identified on the current or proposed (A) National Priorities List under 40 C.F.R. 300

Appendix B, (B) Comprehensive Environmental Response Compensation and Liability Inventory System list, or (C) any list arising from any statute analogous to CERCLA. As used herein, "Remedial Action" shall mean any action required to (i) clean up, remove or treat Hazardous Materials, (ii) prevent a release or threat of release of any Hazardous Material, (iii) perform preremedial studies, investigations or post-remedial monitoring and care, (iv) cure a violation of Environmental Law or (v) take corrective action under sections 3004(u), 3004(v) or 3008(h) of RCRA or analogous state law.

     (d) Except as set forth on Schedule 3.11 hereto, there have been and are no
(i) aboveground or underground storage tanks, subsurface disposal systems, or wastes, drums or containers disposed of or buried on, in or under the ground or any surface waters, (ii) asbestos or asbestos containing materials or radon gas,
(iii) polychlorinated biphenyls ("PCB") or PCB containing equipment, including transformers, or (iv) wetlands (as defined under any Environmental Law) located within any portion of the Real Property, nor have any liens been placed upon any portion of the Real Property, the Improvements or any property formerly owned, occupied or leased by CB&T or the Bank in connection with any actual or alleged liability under any Environmental Law.

     (e) Except as set forth on Schedule 3.11 hereto, (i) there is no pending or threatened claim, litigation, or administrative proceeding, or known prior claim, litigation or administrative proceeding, arising under any Environmental Law involving any of CB&T or the Bank, the Real Property, the Improvements, any property formerly owned, leased or occupied by CB&T or the Bank, any offsite contamination affecting the business of CB&T or the Bank or any operations conducted at the Real Property, (ii) there are no ongoing negotiations with or agreements with any governmental authority relating to any Remedial Action or other environmentally related claim, (iii) CB&T or the Bank has not submitted notice pursuant to Section 103 of CERCLA or analogous statute or notice under any other applicable Environmental Law reporting a release of a Hazardous Material into the environment, and (iv) neither CB&T nor the Bank has received any notice, claim, demand, suit or request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law, nor to knowledge of CB&T or the Bank, has any other entity whose liability therefor, in whole or in part, may be attributed to CB&T or the Bank, received such notice, claim, demand, suit or request for information.

     (f) CB&T and the Bank have provided to Citizens all environmental studies and reports obtained by it or known to it pertaining to the Real Property, the Improvements, CB&T or the Bank and any property formerly owned, occupied or leased by CB&T or the Bank, and have permitted (or will have permitted as of the Closing Date), the testing of the soil, groundwater, building components, tanks, containers and equipment on the Real Property, the Improvements, and any property formerly owned, occupied or leased by CB&T or the Bank, by Citizens or Citizens's agents or experts as they have or shall have deemed necessary or appropriate to confirm the condition of such properties.

Section 3.12 Reports.

     CB&T and the Bank have each timely filed all reports required to be filed with banking authorities (all such reports are collectively referred to herein as the "Bank Reports"). As of their respective dates, CB&T and the Bank Reports filed prior to the date hereof complied with all the statutes, rules and regulations enforced or promulgated by banking authorities with which they were filed and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances which they were made, not misleading.

Section 3.13 Loan Files.

     All loans by the Bank were made for good, valuable and adequate consideration in the normal and ordinary course of business. Each loan reflected as an asset of the Bank in the Bank Financial Statements as of December 31, 2001, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to CB&T or the Bank, except as set forth on Schedule 3.13. The Bank has possession of all loan document files and credit files for all loans made by the Bank and such files contain, promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors.

Section 3.14 Insurance.

     All properties and assets of CB&T and the Bank which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner reasonable in light of the risks attendant to the businesses and activities in which CB&T and the Bank are engaged and customary for companies engaged in similar businesses or owning similar assets. Set forth on Schedule 3.14. hereto is a list and brief description (including the name of the insurer, policy number, the type of coverage provided, the amount of the annual premium for the current policy period, the amount of remaining coverage and deductibles and the coverage period) of all policies for such insurance, and CB&T and the Bank have made or will make available to Citizens true and complete copies of all such policies. All such policies are in full force and effect sufficient for all applicable requirements of law. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by CB&T or the Bank.

Section 3.15 Contracts; etc.

     As used in this Agreement, the term "Bank Agreements" shall mean all mortgages, letters of credit, loan commitments, indenture notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, (including all leases and other agreements referred to on Schedule 3.10 hereto) to which CB&T or the Bank is a party or by which CB&T or the Bank or any of their assets or properties (including the Real Property and the Improvements) may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 3.15 hereto is a complete and accurate list of each Bank Agreement having a value in excess of $25,000. True and complete copies of all written Bank Agreements referred to on Schedule 3.15, and Schedule 3.10 hereto, have been delivered or made available to Citizens, and CB&T and the Bank has provided Citizens with accurate and complete written summaries of all such Bank Agreements which are unwritten. Except as set forth on Schedule 3.15, neither CB&T nor the Bank are, nor, to the knowledge of CB&T or the Bank is, any other party thereto, in breach of or default under any Bank Agreement, and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Bank Agreement or result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of CB&T or the Bank. There are no material unresolved disputes involving CB&T or the Bank under any Bank Agreement.

Section 3.16 Labor Relations.

     (a) Each of CB&T and the Bank has paid or made provision for the payment of all salaries and accrued wages and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

     (b) Except as described in Section 3.18(a) and as set forth on Schedule 3.16(b) hereto, neither CB&T nor the Bank is a party to any (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission, (ii) agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law),
(iii) collective bargaining agreement or other labor union contract applicable to persons employed by CB&T or the Bank, nor does CB&T or the Bank know of any activities or proceedings of any labor union to organize any such employees. CB&T and the Bank have furnished or made available to Citizens complete and correct copies of all such agreements ("Employment and Labor Agreements"). Neither CB&T nor the Bank has breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement.

     (c) Except as set forth in Schedule 3.16(c) hereto, (i) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"), (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to CB&T's or the Bank's knowledge, threatened, against or affecting CB&T or the Bank, and neither CB&T nor the Bank have experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of CB&T or the Bank, (iii) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of CB&T or the Bank, (iv) there are no charges with respect to or relating to CB&T or the Bank pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment-practices, (v) neither CB&T nor the Bank have received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of CB&T or the Bank and, to the knowledge of CB&T and the Bank, no such investigation is in progress and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Plan of Share Exchange and the Documents.

Section 3.17 Employee Benefit Plans.

     (a) Set forth on Schedule 3.17 hereto is a true and complete list of:

          (i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended and the regulations promulgated hereunder (collectively, "ERISA"), maintained by CB&T or the Bank or to which CB&T or the Bank is required to make contributions ("Pension Benefit Plan"); and

          (ii) each employee welfare benefit plan, as defined in Section 3(i) of ERISA, maintained by CB&T or the Bank or to which CB&T or the Bank is required to make contributions ("Welfare Benefit Plan").

     True and complete copies of all Pension Benefit Plans and Welfare Benefit Plans (collectively, "ERISA Plans") have been delivered to or made available to Citizens together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, insurance policies or arrangements, forms of ((the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations promulgated thereunder (collectively, "COBRA") and the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (collectively, "HIPAA")) notices and confirmation that such notices have been properly delivered to Qualified Beneficiaries upon a qualifying event, all IRS determination letters or applications therefor with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401 (a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the "Code"), and valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R), IRS and Department of Labor ("DOL") notices, letters and submissions and summary annual reports for the last three years.

     (b) With respect to the ERISA Plans, except as set forth on Schedule 3.17:

          (i) there is no ERISA Plan which is a "multi-employer" plan as that term is defined in Section 3(37) of ERISA ("Multiemployer Plan");

          (ii) no event has occurred or (to the knowledge of CB&T or the Bank) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code;

          (iii) each ERISA Plan has operated since its inception in accordance with the reporting and disclosure requirements imposed by the ERISA and the Code and has timely filed Form 5500 (or 5500-C or 5500-R) and predecessors thereof; and

          (iv) no ERISA Plan is liable for any federal, state, local or foreign Taxes.

     (c) Each Pension Benefit Plan intended to be qualified under Section 401(a) of the Code:

          (i) has been qualified, from its inception, under Section 401(a) of the Code, and the trust established thereunder has been exempt from taxation under Section 501(a) of the Code and is currently in compliance with applicable federal laws;

          (ii) has been operated, since its inception, in accordance with its terms and there exists no fact which would adversely affect its qualified status; and

          (iii) is not currently under investigation, audit or review by the DOL or IRS or (to the knowledge of CB&T or the Bank) no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under Section 401(a) of the Code or that any trust established under a Pension Benefit Plan is not exempt under
     Section 501(a) of the Code.

     (d) With respect to each Pension Benefit Plan which is a defined benefit plan under Section 414(j) and, for the purpose solely of Section 2.17(d)(iv) hereof, each defined contribution plan under Section 414(i) of the Code:

          (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") under Sections 4062-4064 of ERISA has been incurred by CB&T or the Bank since the effective date of ERISA and all premiums due and owing to the PBGC have been timely paid;

          (ii) the PBGC has not notified CB&T or the Bank or any Pension Benefit Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;

          (iii) no event has occurred since the inception of any Pension Benefit Plan or (to the knowledge of CB&T or the Bank) is threatened or about to occur which would constitute a reportable event within the meaning of
     Section 4043(b) of ERISA;

          (iv) no Pension Benefit Plan ever has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code); and

          (v) if any of such Pension Benefit Plans were to be terminated on the Closing Date (A) no liability under Title IV of ERISA would be incurred by CB&T or the Bank and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

     (e) With respect to each Pension Benefit Plan, Schedule 3.17 contains a list of all Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.

     (f) The approximate aggregate of the amounts of contributions by CB&T and the Bank to be paid or accrued under ERISA Plans for the current fiscal year is set forth on Schedule 3.17 (the "Aggregate ERISA Contributions"), and the Aggregate ERISA Contributions are not expected to exceed the total amount set forth on Schedule 3.17. To the extent required in accordance with GAAP, the Bank Balance Sheet reflects in the aggregate an accrual of all amounts of employer contributions accrued but unpaid by CB&T and the Bank under the ERISA Plans as of the date of the Bank Balance Sheet.

     (g) With respect to any Multiemployer Plan (1) neither CB&T nor the Bank has, since its formation, made or suffered a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (2) there is no withdrawal liability of CB&T or the Bank under any Multiemployer Plan, computed as if a "complete withdrawal" by CB&T or the Bank had occurred under each such Plan as of December 31, 1996; and (3) neither CB&T nor the Bank have received notice to the effect that any Multiemployer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).

     (h) With respect to the Welfare Benefit Plans:

          (i) there are no liabilities of CB&T or the Bank under Welfare Benefit Plans with respect to any condition which relates to a claim filed on or before the Closing Date;

          (ii) no claims for benefits are in dispute or litigation;

          (iii) each Welfare Benefit Plan has been operated in compliance with HIPAA, COBRA and other applicable laws; and

          (iv) on Schedule 3.17, CB&T and Bank will provide a list of all COBRA beneficiaries to Citizens.

Section 3.18 Other Benefit and Compensation Plans or Arrangements.

     (a) Set forth on Schedule 3.18(a) hereto is a true and complete list of:

          (i) each employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit, fringe benefit or other plan, trust, policy or arrangement which is not an ERISA Plan whether written or oral, which CB&T or the Bank maintains or is required to make contributions to;

          (ii) each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former officer, director or consultant of CB&T or the Bank pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement); and

          (iii) each employee of CB&T or the Bank whose aggregate compensation for the fiscal year ended December 31, 2000 exceeded, and whose aggregate compensation for the fiscal year ended December 31, 2001 is likely to exceed, $15,000. True and complete copies of all of the written plans, arrangements and agreements referred to on Schedule 3.18(a) ("Compensation Commitments") have been provided to Citizens together with, where prepared by or for CB&T or the Bank, any valuation, actuarial or accountant's opinion or other financial reports with respect to each Compensation Commitment for the last three years. An accurate and complete written summary has been provided to Citizens with respect to any Compensation Commitment which is unwritten.

     (b) Each Compensation Commitment:

          (i) since its inception, has been operated in all material respects in accordance with its terms;

          (ii) is not currently under investigation, audit or review by the IRS or any other federal or state agency and (to the knowledge of CB&T and the Bank) no such action is contemplated or under consideration;

          (iii) has no liability for any federal, state, local or foreign Taxes;

          (iv) has no claims subject to dispute or litigation;

          (v) has met all applicable requirements, if any, of the Code and other applicable laws; and

          (vi) has operated since its inception in material compliance with the reporting and disclosure requirements imposed by the ERISA and the Code.

Section 3.19 Transactions with Insiders.

     Set forth on Schedule 3.19 hereto is a complete and accurate description of all transactions between CB&T or the Bank or any ERISA Plan, on the one hand, and any Insider, on the other hand, that have occurred since January 1, 2001. For purposes of this Agreement:

          (i) the term "Insider" shall mean a 10% stockholder, any director or officer of CB&T or the Bank, and any Affiliate, Associate or Relative of any of the foregoing persons;

          (ii) the term "Associate" used to indicate a relationship with any person means (A) any corporation, partnership, joint venture or other entity of which such person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of (1) any class or type of equity securities or other profits interest or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise, and (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

          (iii) a "Relative" of a person shall mean such person's spouse, such person's parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such person.

Section 3.20 Propriety of Past Payments.

     No funds or assets of CB&T or the Bank have been used for illegal purposes; no funds or assets of CB&T or the Bank not recorded in the Bank Financial Statements have been established for any purpose; no accumulation or use of CB&T or the Bank's corporate funds or assets has been made without being properly accounted for in the respective books and records of CB&T or the Bank; all payments by or on behalf of CB&T and the Bank have been duly and properly recorded and accounted for in their respective books and records; no false or artificial entry has been made in the books and records of CB&T or the Bank for any reason; no payment has been made by or on behalf of CB&T or the Bank with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and neither CB&T nor the Bank has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by CB&T or the Bank of, or alleged to be of, the type described in this Section 3.20.

Section 3.21 Brokers.

     Neither CB&T or the Bank, nor any director, officer or employee thereof, nor its Board of Directors or any representative of its Board of Directors, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

Section 3.22 Allowance for Loan Losses.

     Except as provided in Schedule 3.22 (which shall be updated as of Closing based on a final review of the Bank loans by Citizens using the same method of calculating loan losses as previously disclosed by Citizens to Bank), allowances for possible loan losses shown on the Bank Financial Statements as of December 31, 2001 are adequate and shall be adequate as of the Closing Date and in determining CB&T's Stockholders' Equity in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and each such allowance has been established in accordance with GAAP.

Section 3.23 Minutes.

     Prior to the date hereof, CB&T has made available to Citizens the minutes of meetings of CB&T's and the Bank's Board of Directors and all committees thereof held during the period beginning January 1, 1999 and prior to the date hereof, which minutes are complete and correct in all material respects and fairly present the actions of such Boards and committees and accurately reflect in all material respects the business condition and operations of CB&T and the Bank as of the dates and for the periods indicated therein.

Section 3.24 Disclosure.

     Neither CB&T or the Bank nor its Board of Directors have made any material misrepresentation to Citizens relating to CB&T or the Bank or the Shares and neither CB&T or the Bank nor its Board of Directors have omitted to state to Citizens any material fact relating to CB&T or the Bank or the Shares which is necessary in order to make the information given by or on behalf of CB&T and the Bank or its Board of Directors to Citizens not misleading or which if disclosed would reasonably affect the decision of a person considering an acquisition of the Shares. No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect, which has not been disclosed in the Bank Financial Statements or the schedules to this Agreement. No representation or warranty contained in this Plan of Share Exchange or in the Schedules to this Plan of Share Exchange or in any updates or revisions to the schedules to this Plan of Share Exchange (i) contains or at the Closing will contain any untrue statement of a material fact or (ii) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which such statements were or will be made, not misleading.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CITIZENS

     Citizens hereby represents and warrants to CB&T as follows:

Section 4.1 Incorporation of Citizens.

     Citizens is a banking corporation duly organized, validly existing and in good standing under the laws of the state of Mississippi and is qualified to do business in all states where the nature of its business requires it to be so qualified.

Section 4.2 Power; Authorization; Consents.

     Citizens has the corporate power and authority to enter into this Plan of Share Exchange and to perform its obligations hereunder. The execution, delivery and performance of this Plan of Share Exchange and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Citizens, and no other corporate proceedings on the part of Citizens are necessary to authorize and approve this Plan of Share Exchange and the transactions contemplated hereby. This Plan of Share Exchange has been duly executed and delivered by, and, subject to receipt of all required regulatory approvals, constitutes the valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms. Except as set forth on Schedule 4.2, the execution, delivery and performance by Citizens of this Plan of Share Exchange and the Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (i) contravene any provisions of the Certificate of Incorporation or By-Laws (including any comparable governing instrument with a different name) of Citizens;

          (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Bank Agreement (as defined in Section
     3.15 hereof, except regarding Citizens) or, except as set forth on Schedule
     4.2 hereto, require any consent or waiver of any party to any Bank
     Agreement;

          (iii) result in the creation of any Security Interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Citizens (other than the rights of Citizens to acquire the Shares pursuant to this Agreement);

          (iv) violate or conflict with any Legal Requirements (as defined in Section 3.9. hereof) applicable to Citizens or any of its business or properties; or

          (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with approval by bank regulatory agencies.

     Except as set forth or referred to above, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental administrative or judicial authority is necessary to be obtained or made by Citizens to enable Citizens to continue to conduct its business and operations and use its properties after the Closing in a manner which is in all material respects consistent with that in which it is presently conducted.

Section 4.3 Brokers.

     Neither Citizens, nor any director, officer or employee of Citizens, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

Section 4.4 Financial Statements.

     Except as otherwise indicated in Schedule 4.4, Citizens has delivered to the Bank true and complete copies of the financial balance sheet of Citizens as of December 31, 2001 (the "Citizens Balance Sheet"), and the related consolidated statements of income, stockholders' equity and cash flow for the fiscal year ended December 31, 2001, together with the notes thereto (all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Citizens Financial Statements"). The Citizens Financial Statements are in accordance with the books and records of Citizens, fairly present the consolidated financial position, results of operations, stockholders' equity and changes in financial position of Citizens as of the dates and for the periods indicated in conformity with GAAP consistently applied (except as otherwise indicated in such statements or as required by bank regulators) during such periods, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by Citizens for federal income tax purposes, and the unaudited financial statements included in Citizens Financial Statements indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Citizens Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Citizens Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of Citizens are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of Citizens consistent with prior practices of Citizens.

                                    ARTICLE 5
                       COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 Access; Confidentiality.

     Between the date hereof and the Closing Date, CB&T and the Bank will (i) provide to the officers and other authorized representatives of Citizens full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of CB&T and the Bank and will cause their officers to furnish to Citizens and their authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of CB&T and the Bank, and (ii) make available for inspection and copying by Citizens true and complete copies of any documents relating to the foregoing. Citizens will hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information (as defined below) and will not disclose the same to any third party except in connection with obtaining financing and otherwise as may reasonably be necessary to carry out this Plan of Share Exchange and the transactions contemplated hereby, including any due diligence review by or on behalf of Citizens. If this Plan of Share Exchange is terminated, Citizens will promptly return to CB&T and the Bank, upon the reasonable request of CB&T and the Bank, all Confidential Information furnished by CB&T and the Bank and held by Citizens, including all copies and summaries thereof. As used herein, "Confidential Information" shall mean all information concerning CB&T and the Bank obtained by Citizens from CB&T and the Bank in connection with the transactions contemplated by this Agreement, except information (x) ascertainable or obtained from public information, (y) received from a third party not employed by or otherwise affiliated with CB&T and the Bank or (z) which is or becomes known to the public, other than through a breach by Citizens of this Agreement.

Section 5.2 Furnishing Information; Announcements.

     CB&T and the Bank, on the one hand, and Citizens on the other hand, will, as soon as practicable after reasonable request therefor, furnish to the other all the information concerning CB&T and the Bank or Citizens, respectively, required for inclusion in any statement or application made by Citizens or CB&T or the Bank to any governmental or regulatory body or in connection with obtaining any third party consent in connection with the transactions contemplated by this Agreement. Neither CB&T and the Bank, on the one hand, nor Citizens, on the other hand, or any representative thereof, shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the other, except as may be required by law.

Section 5.3 Government and Third-Party Approval.

     The parties shall use their best efforts to obtain all governmental and other third-party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated of this Agreement. Citizens shall be responsible for obtaining bank regulatory approval for the acquisition of the Shares.

Section 5.4 Certain Changes and Conduct of Business.

     (a) From and after the date of this Plan of Share Exchange and until the Closing Date, CB&T and the Bank shall, and their respective Boards of Directors shall cause CB&T and the Bank to, conduct their business solely in the ordinary course consistent with past practices, and, without the prior written consent of Citizens, neither CB&T and the Bank nor their respective Boards of Directors will, except as required or permitted pursuant to the terms hereof, permit CB&T or the Bank to:

          (i) make any material change in the conduct of its business and operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

          (ii) make any change in its Certificate of Incorporation or By-laws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, (B) issue any securities convertible or exchangeable for debt securities of CB&T or the Bank, or (C) issue any options or other rights to acquire from CB&T or the Bank, directly or indirectly, debt securities of CB&T or the Bank or any security convertible into or exchangeable for such debt securities;

          (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to this Plan of Share Exchange or existing contracts set forth in
     Schedule 3.16, hereto and dispositions of inventory or of worn out or obsolete equipment for fair or reasonable value and the continuation of loan participations in the ordinary course of business consistent with past practices;

          (v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have, or cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (vi) declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock;

          (vii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

          (viii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

          (ix) except transactions made to comply with this Agreement, make or commit to make any individual material capital expenditure in excess of $25,000, or aggregate capital expenditures in excess of $100,000;

          (x) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

          (xi) guarantee any indebtedness for borrowed money or any other obligation of any other person, other than in the ordinary course of business consistent with past practices;

          (xii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by CB&T or the Bank (or on behalf of CB&T or the Bank) on the date hereof;

          (xiii) make any advance or capital contribution to or investment in any person;

          (xiv) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

          (xv) settle, release or forgive any material claim or litigation or waive any material right;

          (xvi) make, enter into, modify, amend in any material respect or terminate any material commitment, bid or expenditure, other than in the ordinary course of business consistent with past practices;

          (xvii) take any other action that would cause any of the representations and warranties made by CB&T or the Bank in this Plan of Share Exchange not to remain true and correct; or

          (xviii) commit itself to do any of the foregoing.

     (b) From and after the date hereof and until the Closing Date, CB&T and the Bank will, and their respective Boards of Directors will cause CB&T and the Bank to, use its best efforts to:

          (i) continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use;

          (ii) comply with all applicable Environmental Laws, and, in the event CB&T or the Bank shall receive notice that there exists a violation of any Environmental Law with respect to its operations or any Real Property, promptly (and in any event within the time period permitted by the applicable governmental authority) remove or remedy such violation in accordance with all applicable Environmental Laws;

          (iii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against CB&T or the Bank unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

          (iv) keep its books of account, records and files in the ordinary course and in accordance with existing practices;

          (v) preserve its business organization intact and continue to maintain existing business relationships with suppliers, customers and others with whom business relationships exist other than relationships that are, at the same time, not economically beneficial to it; and

          (vi) continue to conduct their business in the ordinary course consistent with past practices.

Section 5.5 No InterBank Payables or Receivables.

     Except as disclosed on Schedule 5.5, at the Closing there will be no interbank payables or interbank receivables due and/or owing between the Bank or CB&T stockholders and their Affiliates (other than CB&T and the Bank) on the one hand, and CB&T or the Bank, on the other hand.

Section 5.6 Negotiations.

     Until the termination of this Plan of Share Exchange pursuant to clause
(ii) of Section 8.1 hereof, neither CB&T or the Bank, nor its officers, directors, employees, advisors, agents, representatives, Affiliates or anyone acting on behalf of CB&T or the Bank or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than Citizens or its representatives) concerning any merger, sale of assets (other than in the ordinary course of business), consolidations, share exchange, business combination, purchase or sale of shares of capital stock or similar transaction involving CB&T or the Bank, except as contemplated by this Agreement. CB&T or the Bank shall promptly communicate to Citizens any inquiries or communications concerning any such transaction (including the identity of any person making such inquiry or communication) which CB&T or the Bank may receive or of which CB&T or the Bank may become aware.

Section 5.7 Consents; Cooperation.

     Subject to the terms and conditions hereof, CB&T and the Bank and Citizens will use their respective best efforts at their own expense:

          (i) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of shareholders, as applicable, and all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for (A) the consummation of the transactions contemplated by this Agreement, (B) the ownership or leasing and operating after the Closing by CB&T and the Bank of all their material properties and (C) the conduct after the Closing by CB&T and the Bank of its business as conducted by them on the date hereof;

          (ii) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Plan of Share Exchange or the transactions contemplated hereby and thereby; and

          (iii) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

Section 5.8 Additional Agreements.

     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Citizens, CB&T and the Bank shall take all such necessary action.

Section 5.9 Interim Financial Statements.

     Within five (5) days after the end of each calendar month after the date of this Agreement, CB&T and the Bank will deliver to Citizens unaudited consolidated balance sheets of the delivering entity as at the end of such calendar month and at the end of the corresponding calendar month of the preceding fiscal year, together with the related unaudited consolidated statements of income for the fiscal months then ended. All such financial statements shall fairly present the financial position, results of operations and cash flow of CB&T and the Bank as at the date or for the periods indicated. All unaudited financial statements delivered pursuant to this Section 5.9 shall be prepared on a basis consistent with the Bank Financial Statements.

Section 5.10 Notification of Certain Matters.

     Between the date hereof and the Closing, each party to this Plan of Share Exchange will give prompt notice in writing to the other party hereto of: (i) any information that indicates that any representation and warranty of such party contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing, (ii) the occurrence of any event which could result in the failure to satisfy a condition specified in Article 6 or Article 7 hereof, as applicable, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and
(iv) in the case of CB&T and the Bank, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Bank agreement. Each party hereto will promptly advise the other party hereto of any event that has, or could in the future have, a Material Adverse Effect on the financial condition of such party. Bank and Citizens will confer on a regular and frequent basis with one or more designated representatives of the other party to report operational matters and to report the general status of ongoing operations, and notify the other party of any emergency or other change in the normal course of business or in the operation of the properties of such party and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or ad judicatory proceedings involving any property of such party and will keep the other party fully informed of such events and permit the other party's representatives access to all materials prepared in connection therewith.

Section 5.11 Employee Benefit Plans.

     (a) As soon as practical after execution of this Agreement, CB&T and Bank shall make all filings, provide all notices, take all actions and receive all approvals necessary and appropriate to allow termination of all ERISA Plans and Compensation Commitments effective immediately preceding the Closing. As each of those procedures are accomplished, CB&T and Bank shall provide copies of all documents to Citizens. If, as of the effective Date, all assets from the terminated ERISA Plans have not yet been distributed, the Retirement Committee, as defined in the Citizens Bank & Trust Company Employee Stock Ownership Plan and Trust Agreement ("CB&T ESOP") shall complete the liquidation process for the Citizens ESOP and the Citizens Bank & Trust Company Employees Retirement Plan ("CB&T Pension Plan"). Prior to and effective as of the Effective Date, CB&T and Bank shall appoint the Retirement Committee as the Plan Administrator of the CB&T ESOP and the CB&T Pension Plan and shall authorize the Retirement Committee to execute all documents necessary to complete the liquidation process, including execution of the annual returns. The Retirement Committee shall provide copies of all documentation and filings to Citizen's counsel.

     (b) As of the Closing, CB&T and Bank shall have paid all liabilities reflected on their financial statements, and such liabilities that cannot be paid prior to Closing with respect to all ERISA Plans and Compensation Commitments and shall through retainers or otherwise pay in advance the costs associated with completing the liquidation and termination of all ERISA Plans and Compensation Commitments.

                                    ARTICLE 6
                          CONDITIONS TO THE OBLIGATIONS
                        OF CITIZENS TO EFFECT THE CLOSING

     The obligations of Citizens required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Citizens as provided herein except as otherwise required by applicable law:

Section 6.1 Representations and Warranties; Agreements; Covenants.

     Each of the representations and warranties of CB&T and the Bank contained in this Plan of Share Exchange shall be true and correct as of the date hereof and (having been deemed to have been made again at and as of the Closing) shall be true and correct as of the Closing. Each of the obligations of CB&T and the Bank required by this Plan of Share Exchange to be performed by them at or prior to the Closing shall have been duly performed and complied with in all respects as of the Closing. At the Closing, Citizens shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of CB&T and the Bank to the effect that the conditions set forth in the two preceding sentences have been satisfied.

Section 6.2 Authorization; Consents.

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Plan of Share Exchange and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by CB&T and the Bank. All applicable waiting periods with respect to all filings required to be made by Citizens with bank regulatory agencies in connection with the transactions contemplated hereby including any extensions thereof, shall have expired or been terminated.

     (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained by Citizens.

Section 6.3 Absence of Litigation.

     No order, stay, injunction or decree of any court of competent jurisdiction in the Untied States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby or (ii) would impose any limitation on the ability of Citizens effectively to exercise full rights of ownership of the Shares. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Plan of Share Exchange or seeking damages in connection therewith which Citizens, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

Section 6.4 No Material Adverse Effect.

     During the period from December 31, 2001 to the Effective Date, there shall not have been any change in the assets, properties, business, operations, prospects, net income or financial condition of CB&T or the Bank which would have a Material Adverse Effect.

Section 6.5 Completion of Due Diligence.

     Citizens shall have completed its due diligence examination of CB&T and the Bank, its review of the Schedules including any updates or revisions to the Schedules, the Real Property and the Improvements and the results of such examination, shall be satisfactory to Citizens in its sole discretion.

Section 6.6 Certificates.

     CB&T and the Bank shall have furnished Citizens with a certificate, dated as of the Closing Date, executed by an authorized officer certifying to the fulfillment of the conditions set forth in this Article 6 hereof and shall have furnished Citizens with any other certificates of its officers and others as Citizens may reasonably request to evidence compliance with the conditions set forth in this Article 6.

Section 6.7 Opinion of CB&T Counsel.

     Citizens shall have received an opinion, dated the Closing Date, of counsel for CB&T, in form and substance satisfactory to Citizens, as to such matters as Citizens may reasonably request with respect to the transactions contemplated hereby.

Section 6.8 Legal Matters.

     All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of CB&T or the Bank under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of CB&T or the Bank in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Citizens.

Section 6.9 Schedules.

     CB&T and the Bank shall have delivered to Citizens, all Schedules referred to in Articles 3 and 5 and such Schedules shall be acceptable in form and substance to Citizens in its sole discretion.

Section 6.10 Termination of Employment Agreements and Indemnification.

     CB&T and Bank shall, prior to the Closing, terminate any and all employment agreements and obtain from such terminated employees releases of CB&T and/or Bank, as applicable, their successors and assigns, satisfactory to Citizens, from any and all claims relating to their respective employment with CB&T or Bank. CB&T and Bank shall fulfill prior to Closing (i) all obligations pursuant to any severance agreement entered into with respect to the termination of any employment agreements, and (ii) any other obligations arising under law. Any obligations required to be satisfied under this Section 6.10 shall be deducted in determining CB&T's Stockholders' Equity on the financial statements of CB&T and Bank. The employment agreements shall include, but not be limited to, those employment agreements listed on Schedules 3.16(b) and 3.18(a) hereto, that certain Agreement by and between CB&T and J.B. Blanset, Jr., dated November 13, 2001, and that certain Agreement by and between CB&T and Edna B. Bell, dated November 13, 2001.

Section 6.11 Merger.

     The Board of Directors of CB&T and the Bank and the shareholder of the Bank shall approve the merger of Bank into Citizens as provided in Section 10.17.

Section 6.12 Real Property - Deliver Certificates of Title.

     On or before March 15, 2002, CB&T and Bank shall deliver to Citizens a Certificate of Title on each parcel of Real Property listed on Schedule 3.10 and which is owned by CB&T and Bank, evidencing that CB&T and/or Bank have title to such Real Property, free and clear of all liens and encumbrances other than licenses and easements for public utilities servicing the property, liens for ad valorem taxes not yet due and payable and zoning ordinances of governing municipalities affecting the Real Property, and title shall be insurable as such through a title insurance company acceptable to Citizens at standard rates with standard exceptions and the stated exceptions above, only, appearing therein.

Section 6.13 Environmental Phase I Report.

     On or before March 15, 2002, CB&T and Bank shall deliver to Citizens a Phase I Environmental Study ("Study"), satisfactory to Citizens with respect to the Real Property located at the Ford dealership location, Louisville, MS ("Ford Dealership Property") and CB&T and Bank shall take such action required to complete on or before Closing or establish reserves to complete remediation and cleanup of such property consistent with the recommendations of the Study in a manner reasonably satisfactory to Citizens.

Section 6.14 Dissenters' Rights.

     The holders of no more than one percent (1%) of the issued and outstanding CB&T Common Stock shall have dissented pursuant to Miss Code Ann. 79-4-01 through 79-4-13.26 and properly objected to the share exchange and properly demanded payment on their stock in accordance with the above provisions of the Mississippi Code and CB&T shall have made provision for the payment to the dissenting stockholders in computing CB&T's Stockholder's Equity in a manner satisfactory to Citizens.

Section 6. 15 Adequate Loan Loss Reserve.

     Citizens shall be satisfied that the loan loss reserve utilized by CB&T and Bank to determine CB&T's Stockholders' Equity, is adequate.

Section 6.16 Interim Financial Statements - Calculation of CB&T's Stockholders' Equity.

     At least five (5) business days prior to Closing, CB&T and Bank shall deliver to Citizens in a form satisfactory to Citizens unaudited financial statements of CB&T and Bank clearly reflecting CB&T's Stockholders' Equity as provided in Section 1.1 of this Agreement and reflecting all adjustments required under this Plan of Share Exchange and as required by the Share Exchange Agreement.

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                                       31


Section 6.17 Appraisal.

     On or before Closing, CB&T and Bank shall deliver to Citizens a current appraisal of the Ford Dealership Property indicating a fair market value of not less than $201,000.

                                    ARTICLE 7
                        CONDITIONS TO THE OBLIGATIONS OF
                     CB&T AND THE BANK TO EFFECT THE CLOSING

     The obligations of CB&T and the Bank required to be performed at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by CB&T as provided herein except as otherwise required by applicable law:

Section 7.1 Representations and Warranties; Agreements.

     Each of the representations and warranties of Citizens contained in this Plan of Share Exchange shall be true and correct on the date hereof and (having been deemed to have been made again and as of the Closing) shall be true and correct as of the Closing. Each of the obligations of Citizens required by this Plan of Share Exchange to be performed by it at or prior to the Closing shall have been duly performed and complied with in all respects as of the Closing. At the Closing, CB&T shall have received a certificate, dated the Closing Date and duly executed by the an authorized officer of Citizens to the effect that the conditions set forth in the preceding two sentences have been satisfied.

Section 7.2 Authorization of the Agreement, Consents.

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Plan of Share Exchange and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Citizens. All filings required to be made with bank regulatory agencies in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

     (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

Section 7.3 Absence of Litigation.

     No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

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                                       32


Section 7.4 Certificates.

     Citizens shall have furnished CB&T with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by CB&T.

Section 7.5 Legal Matters.

     All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Citizens under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Citizens in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for CB&T.

                                    ARTICLE 8
                                   TERMINATION

Section 8.1 Termination.

     This Plan of Share Exchange may be terminated at any time prior to Closing:

          (i) by mutual consent of the parties;

          (ii) by either Citizens or CB&T if the Closing shall not have taken place on or prior to July 31, 2002, or such later date as shall have been approved by Citizens and CB&T (provided that the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

          (iii) by Citizens or CB&T if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

          (iv) by Citizens if any of the conditions specified in Article 6 hereof have not been met or waived by Citizens at such time as such condition is no longer capable of satisfaction (provided Citizens is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

          (v) by CB&T if any of the conditions specified in Article 7 hereof have not been met or waived by CB&T at such time as such condition is no longer capable of satisfaction (provided that CB&T is otherwise in material breach of his or its representations, warranties covenants or agreements under this Agreement);

          (vi) by either Citizens or CB&T if there has been a material breach on the part of the other of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

          (vii) by either Citizens or CB&T in the event that as of the last permissible date for Closing of the Share Exchange (a) the Merger Agreement between Citizens and Bank referred to in Section 10.17, below shall not have been approved in accord with applicable law by each of their respective Boards of Directors and shareholders or (b) the merger transaction contemplated by and described in the said Merger Agreement shall not have received any approval of any state or federal bank regulatory agency from whom such approval is necessary prior to consummation thereof; or

          (viii) by Citizens in its sole discretion, after receipt of Schedules pursuant to Section 6.9 or updates or revisions to Schedules pursuant to
     Section 5.10 or otherwise pursuant to this Plan of Share Exchange if Citizens reasonably believes that matters set forth in the updates and revisions have a Material Adverse Effect on the Bank or CB&T.

     If Citizens or CB&T shall terminate this Plan of Share Exchange pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the effective date of such termination and the provision hereof pursuant to which such termination is made.

Section 8.2 Effect of Termination.

     Except (i) for any breach of this Plan of Share Exchange prior to its termination, and (ii) for the obligations contained in Sections 5.1 and 10.2 hereof, upon the termination of this Plan of Share Exchange pursuant to Section 8.1, hereof, this Plan of Share Exchange shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, Affiliates, consultants, or principals shall have any liability or obligation hereunder or with respect hereto.

                                    ARTICLE 9
                                 INDEMNIFICATION

Section 9.1 Directors' and Officers' Liability Insurance Coverage.

     On or before Closing, CB&T and Bank shall obtain and maintain in force for 4 years from the date of Closing, at the expense of CB&T and Bank, tail coverage for directors' and officers' liability covering existing directors and officers of CB&T and Bank for claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of matters existing on or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date.

                                   ARTICLE 10
                                  MISCELLANEOUS

Section 10.1 Survival of Provisions.

     The respective representations, warranties, covenants, rights of indemnification and agreements of each of the parties to this Agreement, except for the obligations contained in Sections 5.1, 9.1, 10.2 and 3.24 hereof, shall terminate on the Closing Date.

Section 10.2 Fees and Expenses.

     Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Plan of Share Exchange and the transactions contemplated hereby through the Closing Date shall be paid by the party incurring such fees, costs or expenses; provided, however, that if (i) the Closing does not occur and Section 5.6 hereof is breached, (ii) CB&T fails to call a shareholders meeting and recommend the approval of this Plan of Share Exchange and the consummation of the transactions contemplated hereby or (iii) Citizens terminates this Plan of Share Exchange pursuant to
Section 8.1 (viii), then CB&T shall pay to Citizens, within five (5) Business Days after receipt of a request therefor, an amount equal to all of the legal and other fees, costs and expenses incurred by Citizens in connection with this Plan of Share Exchange and the transactions contemplated hereby.

Section 10.3 Headings.

     The section headings herein are for convenience of reference only, do not constitute part of this Plan of Share Exchange and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 10.4 Notices.

     All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission as follows:

If to Citizens:

         Steve Webb, President
         521 East Main Street
         Post Office Box 209
         Philadelphia, Mississippi  39350
         Facsimile: (601) 656-4183

         Cc:      Phelps Dunbar LLP
                  Attn: David P. Webb
                  P.O. Box 23066
                  Jackson, MS 39225-3066
                  Facsimile: (601) 360-9777


If to CB&T:
         Stanley H. Hathorn
         100 Main Street
         Post Office Box 948
         Louisville, Mississippi 39339
         Facsimile: (662) 733-4984

         Cc:      Watkins Ludlam Winter & Stennis, P.A.
                  Attn: Craig Landrum
                  633 North State Street
                  Jackson, MS   39202
                  Facsimile:  (601) 949-4861

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 10.5 Assignment.

     This Plan of Share Exchange and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article 9 hereof shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Plan of Share Exchange nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Citizens shall have the unrestricted right to assign this Plan of Share Exchange and to delegate all or any part of its obligations hereunder to any Affiliate of Citizens, but in such event Citizens shall remain fully liable for the performance of all of its obligations in the manner prescribed in this Agreement.

Section 10.6 Entire Agreement.

     This Plan of Share Exchange (including the Schedules and Attachments hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings between the parties with respect thereto and all prior drafts of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein. Prior drafts of this Plan of Share Exchange shall not be used as a basis for interpreting this Agreement.

Section 10.7 Waiver and Amendments.

     CB&T as one Party, and Citizens as the other Party may by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties, (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other parties contained in this Agreement, (iv) waive performance of any of the obligations of the other parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Plan of Share Exchange shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Plan of Share Exchange may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

Section 10.8 Counterparts.

     This Plan of Share Exchange may be executed by facsimile signature(s) and in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 10.9 Accounting Terms.

     All accounting terms used herein which are not expressly defined or modified in this Plan of Share Exchange shall have the respective meanings given to them in accordance with GAAP.

Section 10.10 Certain Definitions.

     For purposes of this Agreement:

          (a) "Affiliate" of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or issue.

          (b) "Best efforts" shall be deemed to not include any obligation on the part of any Person to undertake any liabilities, expend any funds or perform acts (except liabilities, expenditures or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such Person; provided, however, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby.

          (c) "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under Federal law.

          (d) "Closing." The closing (the "Closing") of the transactions contemplated herein will take place at the offices of Bank in Louisville, Mississippi, on (i) a date specified by one party to the other party ("Closing Date") that is within fifteen (15) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or (ii) such later date as may be agreed to by the parties. On or before the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Share Exchange (as defined in Section 1.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

          (e) "Documents" shall mean the Plan of Share Exchange, the Share Exchange Agreement and the Bank Merger Agreement, and any other documents, exhibits and schedules attached to such Agreements.

          (e) "Effective Date." Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Plan of Share Exchange shall be certified, executed, acknowledged and Articles of Share Exchange shall be delivered to the Mississippi Department of Banking and Consumer Finance for filing pursuant to and in accordance with the provisions of Miss. Code Ann. 79-4-11.03 and 81-5-2. The Share Exchange shall become effective as of the date and time specified in the Articles of Share Exchange or other written record issued by the Department of Banking and Consumer Finance.

          (f) "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          (g) "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditional and installment sale agreements, encumbrances or charges of any kind.

          (h) "Material Adverse Effect" shall mean any change in, or effect on, the Person specified (including the businesses thereof) which is, or might be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of such Person.

          (i) "Person" shall mean and include an individual, corporation, limited partnership, limited liability company, partnership, joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

          (j) "CB&T's Stockholders' Equity" shall mean the sum of the common stock account, surplus account, undivided profit account and current period income account of Bank and CB&T calculated in accordance with GAAP and without regard to gains and losses in investment securities reported as "other comprehensive income" as such balances would be reflected in lines 23, 24, 25 and 26a of Schedule RC of the Bank's Report of Condition filed with the Federal Department Insurance Corporation or lines of similar import and subject to other adjustments set forth in the Share Exchange Agreement.

Section 10.11 Schedules.

     Disclosure of any matter in any Schedule hereto or in the financial statements shall not be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Plan of Share Exchange or Schedule to this Agreement.

Section 10.12 Severability.

     If any one or more of the provisions of this Plan of Share Exchange shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Plan of Share Exchange shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Plan of Share Exchange invalid, illegal or unenforceable in any respect.

Section 10.13 Remedies.

     None of the remedies provided for in this Agreement, including termination of this Plan of Share Exchange as set forth in Article 8, indemnification as set forth in Article 9, the payment of certain fees, costs and expenses as set forth in Section 10.2 or specific performance as set forth in this Section 10.13, shall be the exclusive remedy of either party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

Section 10.14 Governing Law.

     This Plan of Share Exchange shall be governed and construed in accordance with the laws of the state of Mississippi.

Section 10.15 Time of the Essence.

     Time is of the essence with respect to this Agreement.

Section 10.16 Merger Agreement between Citizens and Bank

     On or before the Closing, the respective Boards of Directors of Citizens and Bank and the shareholders of Bank shall consider and adopt a Merger Agreement in substantially the form as set forth in Exhibit "C" hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Share Exchange to be duly executed as of the day and year first above written.

                           THE CITIZENS BANK OF PHILADELPHIA

                           By:  /s/ Steve Webb

                           Its:  Chairman and CEO

                           CB&T CORPORATION

                           By: /s/ Stanley H. Hathorn

                           Its: President

                           CITIZENS BANK & TRUST COMPANY

                           By: /s/ Stanley H. Hathorn

                           Its:  President

                        [SCHEDULES AND EXHIBITS OMITTED]